 2812 SOUTH 2750 EAST. • SALT LAKE CITY, UTAH 84109

 (801) 277-2763 PHONE • (801) 277-6509 FAX

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

March 17, 2008

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C.  20549

Re: Restatement of the Wizzard Software Corporation’s financial statements for the quarterly periods ended March 31, 2007; June 30, 2007; and September 30, 2007.

Ladies and Gentlemen:

We have read the 8 K filed with the Securities and Exchange Commission on March 17, 2008 with regards to the restatement of the Wizzard Software Corporation’s financial statements for the quarterly periods ended March 31, 2007; June 30, 2007; and September 30, 2007 and agrees with the statements made by management of Wizzard Software Corporation.

/s/ Gregory & Associates, LLC

Gregory and Associates, LLC,

Certified Public Accountants